Exhibit 10.2

AGREEMENT

THIS AGREEMENT, amended this 14 day of April, 2011, by and between CME GROUP INC. (“Employer”), a Delaware corporation, having its principal place of business at 30 South Wacker Drive, Chicago, Illinois, and CRAIG S. DONOHUE (“Executive”).

RECITALS:

WHEREAS, on November 7, 2003, Chicago Mercantile Exchange Inc. (“CME”) and Executive entered into an agreement (the “Original Agreement”) whereby CME agreed to employ Employee as Chief Executive Officer and Employee accepted such employment;

WHEREAS, the Original Agreement was restated in its entirety by a new agreement dated April 3, 2006 (the “2006 Agreement”);

WHEREAS, the 2006 Agreement, as amended, expired on December 31, 2009 subject to renewal by mutual written agreement, and Employer has an interest in ensuring continuity of its leadership;

WHEREAS, Employer wishes to continue the services of Executive in the capacity of Chief Executive Officer upon the terms and conditions hereinafter set forth and Executive wishes to accept such employment;

WHEREAS, on August 5, 2009, the 2006 Agreement was replaced by this Agreement so that, on and after the date of this Agreement, this Agreement, as amended from time to time, shall contain the terms and conditions governing the employment of Executive in the capacity as Chief Executive Officer of Employer; and

WHEREAS, it is considered desirable to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1. Employment. Subject to the terms of the Agreement, Employer hereby agrees to continue to employ Executive during the Agreement Term as Chief Executive Officer and Executive hereby accepts such employment. Executive shall report to Employer’s Board of Directors, or any successor to the Board of Directors (hereinafter, “Board” shall mean the Board of Directors of Employer and/or any successor thereto). The duties and responsibilities of Executive and his relations with the Board, its Chairman and its officers shall be consistent with the practice during his term as Chief Executive Officer to date. Executive’s duties shall include, but not be limited to, the performance of all duties associated with executive oversight and management of Employer. Executive will provide such business and professional services in the performance of his duties that are consistent with Executive’s position as Chief Executive Officer. Executive shall devote his full time, ability and attention to the business of Employer during the Agreement Term. During the Agreement Term, Executive shall comply with the Company’s share ownership guidelines as in effect from time to time.

Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Executive from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and/or serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), provided Executive notifies the Governance Committee of the Board prior to his participating in any such activities and as long as the Governance Committee does not determine that any such activities unreasonably interferes with or diminishes Employee’s obligations under the Agreement. Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

2. Agreement Term. Executive shall be employed hereunder for a term commencing on August 5, 2009 (the “Effective Date”), and expiring on December 31, 2012, unless sooner terminated as herein provided (“Agreement Term”). The Agreement Term may be extended or renewed only by the mutual written agreement of the parties.

3. Compensation.

(a)	Annual Base Salary. Effective January 1, 2010, Employer shall pay to Executive a Base Salary at a rate of $1,000,000 per year. The Base Salary shall be payable in accordance with Employer’s normal payment schedule.

(b)	Bonuses. Executive shall be eligible to participate in Employer’s Annual Incentive Plan (the “AIP”) as in existence or as amended from time to time in accordance with its terms. Effective for 2010 and subsequent years in the Agreement Term, Executive’s threshold annual incentive shall be 75% of his Base Salary (“AIP Threshold”); target annual incentive shall be 150% of his Base Salary (“AIP Target”) and maximum annual incentive shall be 300% of his Base Salary. Any amendment of the AIP shall not diminish Executive’s threshold, target or maximum annual incentives relative to the target incentives of the other members of the management team.

(c)	Equity Compensation. Executive shall be eligible to participate in the Chicago Mercantile Exchange Holdings Inc., Amended and Restated Omnibus Stock Plan (“EIP”), as in existence or as amended from time to time, in accordance with the terms of the Plan for executives in the Office of the Chief Executive Officer. Effective for 2009 and subsequent years in the Agreement Term, Executive shall have a target grant of not less than 350% of his Base Salary (“EIP Target”). Effective for 2011 and subsequent years in the Agreement Term, the grant shall be satisfied in the following manner: (i) 50% of the EIP Target amount in the form of time-based restricted stock (referred to herein as “restricted stock”); (ii) 25% of the EIP Target amount in the form of non-qualified stock options and (iii) 25% of the EIP Target amount in the form of performance shares tied to the performance of the Company (as described in Exhibit A attached hereto and referred to herein as “performance shares”). Any amendment of the EIP shall not diminish Executive’s target grant relative to the target grants of the other executives in the Office of the Chief Executive Officer. Employer shall cause the EIP and all future grants thereunder to be modified to permit Executive to transfer awards granted thereunder for estate and tax planning purposes to members of Executive’s immediate family or to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

(d)

If a “Change of Control” (as defined in Employer’s Amended and Restated Omnibus Stock Plan (“Plan”)) occurs prior to the Executive’s termination of employment with Employer, all options and restricted stock and performance shares previously granted to Executive that have not fully vested, whether pursuant to this Agreement, the Original Agreement, the 2006 Agreement or otherwise, will have vesting accelerated so as to fully vest one year from the date of a Change in Control, provided that during such one-year period the Employer does not terminate Executive for Cause (as defined in Section 6, below) in which case Executive shall not be entitled to any options, restricted stock or performance shares that had not fully vested prior to a Change in Control. Executive may exercise all other vested options in accordance with the terms of the Plan. Thereafter, the options will continue to be subject to the terms, definitions and provisions of the Plan and any related option agreement. If Executive is involuntarily terminated without Cause or resigns with Good Reason within sixty (60) days prior to a Change of Control or anytime within the one year after a Change of Control, all unvested options, restricted stock and performance shares held by the Executive on the date of Change of Control shall become 100% vested, and all options, restricted stock and performance shares that would have been granted to Executive had the Executive been employed on the date of Change of Control shall become granted and 100% vested, and Executive shall have until the date that is four years after the date the Executive’s employment terminates to exercise any New Agreement Options (as defined below) that are then vested but unexercised, or that become vested as a result of the foregoing.

4. Benefits. Executive shall be entitled to insurance, vacation and other employee benefits and perquisites commensurate with his position in accordance with Employer’s policies for executives in effect from time to time. Without limiting the generality of the immediately preceding sentence, for each year during the Term of this Agreement, Executive shall be entitled to fully vested “make-whole” benefit accruals (or cash equivalents if the plan is terminated) under the Chicago Mercantile Exchange Inc. Senior Management Supplemental Deferred Savings Plan (“Deferred Savings Plan”) equal to the amount of 401(k) Savings Plan Discretionary Contribution or Pension Plan contributions that would have been accrued under such plans but for the Internal Revenue Code limitation on compensation that can be considered under a qualified retirement plan, which accruals shall be made in accordance with the terms of the Deferred Savings Plan, as in effect from time to time. Executive acknowledges receipt of a summary of Employer’s employee benefits policies in effect as of the date of this Agreement

5. Expense Reimbursement. During the Agreement Term, Employer shall reimburse Executive, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

6. Termination.

(a)

Death. Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for compensation which shall have accrued to the date of death, including accrued Base Salary and a prorated AIP Target payment for the year of termination, and other employee benefits to which Executive is entitled upon his death, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP payments attributable to completed fiscal years and full vesting of all outstanding options, restricted stock and performance shares previously granted to Executive after the Effective Date (“New Agreement Awards”) that have not fully vested with the delivery of any performance shares made in accordance with the terms and conditions set forth in Exhibit A. The exercise period for options included in the New Agreement Awards (the “New Agreement Options”) shall be four years from the date of termination.

(b)	Disability. Employer may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. Upon such termination, all obligations of Employer hereunder shall cease, except for payment of accrued Base Salary and a prorated AIP Target payment for the year of termination, and other employee benefits to which Executive is entitled upon his termination hereunder, in accordance with the terms of the plans and programs of Employer, including without limitation any accrued, but unpaid, AIP payments attributable to completed fiscal years and full vesting of all New Agreement Awards that have not fully vested with the delivery of any performance shares made in accordance with the terms and conditions set forth in Exhibit A. The exercise period for the New Agreement Options shall be four years from the date of termination. In the event of any dispute regarding the existence of Executive’s disability hereunder, the matter shall be resolved as follows: (1) by the determination of a physician selected by the Board; (2) Executive shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (3) in such event, a physician selected by agreement of the Executive and the Board will make the final determination. The Executive shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder.

(c)	Cause. Employer may, at its option, terminate Executive’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)	any bad faith refusal by Executive to perform his duties and responsibilities under this Agreement or material violation of any rule, regulation or guideline imposed by a regulatory or self -regulatory body having jurisdiction over Employer, as determined after investigation by the Board. Executive, after having been given written notice by Employer, shall have seven (7) days to demonstrate to the satisfaction of the Board that Executive has been able to cure or refute such refusal or violation;

(2)	any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Executive, as determined after investigation by the Board, or Executive’s admission or conviction of or plea of nolo contendere to a felony or of any crime involving fraud, embezzlement, theft or misrepresentation and which the Board reasonably believes has had or will have a detrimental effect on the Employer’s reputation or business or the Executive’s reputation;

(3)	any gross negligence or willful misconduct of Executive resulting in a material financial loss or liability to Employer, or damage to the reputation of Employer, as determined after investigation by the Board; or

(4)	any breach by Executive of any one or more of the covenants contained in Section 7, 8 or 9 hereof.

The exercise of the right of Employer to terminate this Agreement pursuant to this Section 6(c) shall not abrogate any other rights or remedies of Employer in respect of the breach giving rise to such termination.

If Employer terminates Executive’s employment for Cause, Executive shall be entitled to accrued Base Salary through the date of the termination of his employment, as well as all other employee benefits to which

Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP payments attributable to completed fiscal years. Upon termination for Cause, Executive shall forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the plans and programs of Employer.

(d)	Termination Without Cause. Upon 30 days prior written notice to Executive, Employer may terminate this Agreement for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6. If, during the Agreement Term, Employer terminates the employment of Executive hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6:

(1)	Executive shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP payments attributable to completed fiscal years; and

(2)	Subject to Executive’s execution and delivery prior to the Release Deadline (as defined below) of a general release in a form and of a substance satisfactory to Employer acting in good faith (a “Release”), Executive shall be entitled to a one time lump sum severance payment equal to two (2) times the sum of his Base Salary plus his AIP Threshold each as of the date of Executive’s termination, which shall be paid six (6) months after the date Executive terminates employment pursuant to Paragraph 6(d). For purposes hereof, the “Release Deadline” means the deadline prescribed by Employer for the execution of a Release, which deadline shall in no event be later than 60 days following the date the Executive’s employment terminates.

(3)	Executive shall be vested in any outstanding New Agreement Awards under the EIP Plan (but shall not participate in any awards subsequent to the date Executive received notice of termination) to the extent that such New Agreement Awards would have vested if Executive had continued as Chief Executive Officer through the termination date of this Agreement with the delivery of any performance shares made in accordance with the terms and conditions set forth in Exhibit A; and Executive shall have until the date that is four years after the date the Executive’s employment terminates to exercise any New Agreement Options that are then vested but unexercised, or that become vested as a result of the foregoing; and

(4)	Executive shall be entitled to the following with respect to the life, disability, accident and healthcare insurance plans, programs or arrangements in which Executive was participating immediately prior to such employment termination

a.	Executive shall be entitled to elect to continue coverage for himself and his eligible dependents, for up to twenty-four (24) months following employment termination, under the medical and dental plans of Employer in which Executive was participating immediately prior to such employment termination. Executive’s monthly cost for such coverage shall be (i) the applicable COBRA premium for such coverage (which cost shall be applicable during the eighteen (18) month period following termination) and (ii) the monthly premium cost paid by Employer for Executive’s coverage (which cost shall be applicable following expiration of the 18 month COBRA period). Employer shall pay to Executive an amount, in a lump sum, equal to 150% of the Executive’s total potential monthly cost for all such coverage (based upon the rates in effect on the date of termination and assuming a five percent (5%) increase in such cost for the period from months 13 to month 24), which amount shall be paid notwithstanding whether or to what extent Executive elects continued coverage. For the avoidance of doubt, the parties acknowledge that Executive’s right to elect COBRA coverage is not subject to execution of a Release.

b.	Group Life/Accidental Death and Dismemberment – Executive shall receive continued coverage under Employer’s group life/accidental death and dismemberment plan at substantially the same cost to Executive as determined immediately prior to his last day of employment for 24 months after the date his employment terminates.

c.	Excess Life – Executive shall receive continued coverage under any excess life insurance coverage Employer purchased for Executive at substantially the same cost to Executive as determined immediately prior to his last day of employment for 24 months after the date his employment terminates.

d.	Group Long-Term Disability – Executive shall receive a lump sum payment equal to 24 times 150% of the monthly premium paid by Employer for Executive’s coverage under Employer’s group long-term disability plan immediately prior to Executive’s last day of employment.

e.	Excess Long-Term Disability – Executive shall receive continued coverage under any excess long-term disability coverage Employer purchased for Executive at substantially the same cost to Executive as determined immediately prior to his last day of employment for 24 months after the date his employment terminates.

Payment of the lump sum amounts payable under this Paragraph 6(d)(4) up to the maximum amount allowed for de minimis payments under IRS Code Section 409A shall be paid within fourteen (14) days of the later of the delivery of a Release or the date on which the Release becomes irrevocable. The remainder of the lump sum amounts, if any, shall be paid six (6) months after the date Executive terminates employment pursuant to Paragraph 6(d).

(e)	Voluntary Termination for Good Reason. Upon 60 days prior written notice to Employer (or such shorter period as may be permitted by Employer), Executive may voluntarily terminate his employment with Employer prior to the end of the Agreement Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) diminution in Executive’s title, (2) material diminution in Executive’s duties, power or authority that is not cured by Employer within 15 days of Executive providing written notice thereof; provided however, that changes or adjustments in furtherance of the transition from Executive to a successor beginning 12 months prior to the conclusion of this Agreement shall not be treated as a material diminution of Executive’s duties, power or authority; (3) the failure of Executive to be nominated for election to the Board, (4) a Change in Control (as defined in the Plan); (5) without Executive’s express written consent, relocation of Executive’s work situs to a location that is not in the Chicago metropolitan area; or (6) a material breach of this Agreement by Employer that is not cured within 15 days of Executive providing written notice thereof. If Executive exercises his right to terminate under this Section 6(e):

(1)	Executive shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP payments attributable to completed fiscal years; and

(2)	subject to Executive’s execution and delivery of a Release prior to the Release Deadline (as such terms are defined in paragraph 6(d)(2)), a one time lump sum severance payment equal to two (2) times the sum of his Base Salary plus his AIP Threshold each as of the date of Executive’s termination, which shall be paid six (6) months after the date Executive terminates employment pursuant to Paragraph 6(e).

(3)	Executive shall be vested in any outstanding New Agreement Awards granted under the EIP Plan with the delivery of any performance shares made in accordance with the terms and conditions set forth in Exhibit A and Executive shall have until the date that is four years after the date the Executive’s employment terminates to exercise any New Agreement Options that are vested or that become vested as a result of the foregoing; and

(4)	Executive shall be entitled to the following with respect to the life, disability, accident and healthcare insurance plans, programs or arrangements in which Executive was participating immediately prior to such employment termination

a.	Executive shall be entitled to elect to continue coverage for himself and his eligible dependents, for up to twenty-four (24) months following employment termination, under the medical and dental plans of Employer in which Executive was participating immediately prior to such employment termination. Executive’s monthly cost for such coverage shall be (i) the applicable COBRA premium for such coverage (which cost shall be applicable during the eighteen (18) month period following termination) and (ii) the monthly premium cost paid by Employer for Executive’s coverage (which cost shall be applicable following expiration of the 18 month COBRA period). Employer shall pay to Executive an amount, in a lump sum, equal to 150% of the Executive’s total potential monthly cost for all such coverage (based upon the rates in effect on the date of termination and assuming a five percent (5%) increase in such cost for the period from months 13 to month 24), which amount shall be paid notwithstanding whether or to what extent Executive elects continued coverage. For the avoidance of doubt, the parties acknowledge that Executive’s right to elect COBRA coverage is not subject to execution of a Release.

b.	Group Life/Accidental Death and Dismemberment – Executive shall receive continued coverage under Employer’s group life/accidental death and dismemberment plan at substantially the same cost to Executive as determined immediately prior to his last day of employment for 24 months after the date his employment terminates.

c.	Excess Life – Executive shall receive continued coverage under any excess life insurance coverage Employer purchased for Executive at substantially the same cost to Executive as determined immediately prior to his last day of employment for 24 months after the date his employment terminates.

d.	Group Long-Term Disability – Executive shall receive a lump sum payment equal to 24 times 150% of the monthly premium paid by Employer for Executive’s coverage under Employer’s group long-term disability plan immediately prior to Executive’s last day of employment.

e.	Excess Long-Term Disability – Executive shall receive continued coverage under any excess long-term disability coverage Employer purchased for Executive at substantially the same cost to Executive as determined immediately prior to his last day of employment for 24 months after the date his employment terminates.

Payment of the lump sum amounts payable under this Paragraph 6(e)(4) up to the maximum amount allowed for de minimis payments under IRS Code Section 409A shall be paid within fourteen (14) days of the later of the delivery of a Release or the date on which the Release becomes irrevocable. The remainder of the lump sum amounts, if any, shall be paid six (6) months after the date Executive terminates employment pursuant to Paragraph 6(e).

(f)	Voluntary Termination. Upon sixty (60) days prior written notice to Employer (or such shorter period as may be permitted by Employer),

Executive may voluntarily terminate his employment with Employer prior to the end of the Agreement Term for any reason. If Executive voluntarily terminates his employment pursuant to this subsection (f), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other employee benefits to which Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP payments attributable to completed fiscal years.

(g)	Termination of Agreement Term. If the Agreement expires by its terms on December 31, 2012 (or such earlier date as mutually agreed between the parties), Executive shall be entitled to receive (i) accrued Base Salary through the date of the termination of his employment, (ii) any accrued, but unpaid, AIP payments attributable to completed fiscal years, (iii) full vesting of all New Agreement Awards that have not fully vested with the delivery of any performance shares made in accordance with the terms and conditions set forth in Exhibit A (and Executive shall have until the fourth anniversary of the termination date to exercise any New Agreement Options that are then vested but unexercised, or that become vested as a result of the foregoing), and (iv) all other employee benefits to which Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer.

(h)	Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

(i)	Treatment of Pre Effective Date Options and Awards. All awards of options and restricted stock granted prior to the Effective Date shall be governed by the terms and conditions of such awards at the time of grant (including the applicable provisions of the 2006 Agreement).

7. Confidential Information and Non-Compete. Executive acknowledges that the successful development of Employer’s services and products, including Employer’s trading programs and systems, current and potential customer and business relationships, and business strategies and plans requires substantial time and expense. Such efforts generate for Employer valuable and proprietary information (“Confidential Information”) which gives Employer a business advantage over others who do not have such information. Confidential Information includes, but is not limited to the following: trade secrets, technical, business, proprietary or financial information of Employer not generally known to the public, business plans, proposals, past and current prospect and customer lists, trading methodologies, systems and programs, training materials, research data bases and computer software; but shall not include information or ideas acquired by Executive prior to his employment with Employer if such pre-existing information is generally known in the industry and is not proprietary to Employer.

(a)	Executive shall not at anytime during the Agreement Term or thereafter, make use of or disclose, directly or indirectly to any competitor or potential competitor of Employer, or divulge, disclose or communicate to any person, firm, corporation, or other legal entity in any manner whatsoever, or for his own benefit and that of any person or entity other than Employer, any Confidential Information. This subsection shall not apply to the extent Executive remains employed by Employer and is required to disclose Confidential Information to any regulatory agency or as otherwise required by law. This subsection shall not apply following termination for any reason to the extent Executive is required by law to testify in a legislative, judicial or regulatory proceeding, or is otherwise required by law to disclose Confidential Information; provided, however, that following termination for any reason, Executive will promptly notify Employer if Executive is requested by any entity or person to divulge Confidential information, and will use his best efforts to ensure that Employer has sufficient time to intervene and/or object to such disclosure or otherwise act to protect its interests. Executive shall not disclose any Confidential Information while any such objection is pending.

(b)	Executive agrees that while employed and for a period of one (1) year following the termination of his employment with Employer for any reason, the Executive will not accept employment with or act or provide services as an independent contractor or consultant for or on behalf of any derivatives exchange or for any person, organization or entity providing clearing services. Executive acknowledges that such restriction is necessary to protect the Confidential Information he learned through his employment with Employer.

(c)	Upon termination for any reason, Executive shall return to Employer all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof) and all credit cards, keys and other materials and equipment which are Employer’s property that he has in his possession or control.

(d)	If a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8. Non-solicitation.

(a)	General. Executive acknowledges that Employer invests in recruiting and training, and shares Confidential Information with, it its employees. As a result, Executive acknowledges that Employer’s employees are of special, unique and extraordinary value to Employer.

(b)	Non-solicitation. Executive further agrees that for a period of one (1) year following the termination of his employment with Employer for any reason he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of Employer to terminate or abandon his or her employment with Employer for any purpose whatsoever.

(c)	Reformation. If a court holds that the restrictions stated in this Section 8 are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9. Intellectual Property. During the Agreement Term, Executive shall disclose to Employer and treat as confidential information all ideas, methodologies, product and technology applications that he develops during the course of his employment with Employer that relates directly or indirectly to Employer’s business. Executive hereby assigns to Employer his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by him during his employment with Employer, which may pertain directly or indirectly to the business of the Employer. Executive shall at any time during or after the Agreement Term, upon Employer’s request, execute, acknowledge and deliver to Employer all instruments and do all other acts which are necessary or desirable to enable Employer to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries with respect to intellectual property developed or which was being developed during Executive’s employment with Employer.

10. Remedies. Executive agrees that given the nature of Employer’s business, the scope and duration of the restrictions in Sections 7, 8 and 9 are reasonable and necessary to protect the legitimate business interests of Employer and do not unduly interfere with Executive’s career or economic pursuits. Executive recognizes and agrees that a breach of any or all of the provisions of Sections 7, 8 and 9 will constitute immediate and irreparable harm to Employer’s business, for which damages cannot be readily calculated and for which damages is an inadequate remedy. Accordingly, Executive acknowledges that Employer shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such Section. Executive agrees to reimburse Employer for all costs and expenses, including reasonable attorney’s fees and costs, incurred by Employer in connection with the enforcement of its rights under Sections 7, 8 and 9 of this Agreement.

11. Indemnification. To the fullest extent provided by law, Employer will indemnify Executive against and hold him harmless from liabilities of whatsoever kind and nature which may be imposed on, incurred by or asserted against him at any time related to actions taken on behalf of the Employer, including any claims that arise after Executive’s termination of employment for any reason. Employer will purchase Directors and Officer’s insurance coverage that will continue in effect both during the Agreement Term and, while potential liability exists, thereafter.

12. Survival. Sections 7, 8, 9, 10 and 11 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

13. Arbitration. Except with respect to Sections 7, 8, and 9 any dispute or controversy between Employer and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a)	Arbitration hearings will be conducted by the American Arbitration Association (“AAA”). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s employment dispute rules.

(b)	State and federal laws contain statues of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c)	If Executive seeks arbitration, Executive shall submit a filing fee to the AAA in an amount equal to the lesser of the court filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

(d)	The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Executive may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e)	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f)	Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Employer and Executive.

14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to Employer, to:

Terrence A. Duffy

Executive Chairman

CME Group Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3100

With a copy to:

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

CME Group Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to Executive, to:

Craig S. Donohue

Chief Executive Officer

CME Group Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3100

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and if appropriate, reformed under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof including without limitation the Original Agreement and the 2006 Agreement (except to the extent specifically provided in Section 6(i) hereof). No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties.

17. Successors and Assigns. This Agreement shall be enforceable by Executive and his heirs, executors, administrators and legal representatives, and by Employer and its successors and assigns.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to any state’s principles of conflict of laws.

19. Acknowledgment. Executive acknowledges that he has read, understood, and accepts the provisions of this Agreement.

20. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

21. IRS Code Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to Executive under the Agreement which are payable upon termination of employment unless Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A. In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CME GROUP INC.		CRAIG S. DONOHUE

By:	/s/ Terrence A. Duffy	/s/ Craig S. Donohue

EXHIBIT A

Terms of Performance Shares

1.	Performance Metrics. Target award split equally with:

•	50% based on annual cash earnings results (based on annual cash earnings goals set for annual bonus plan)

• Cash Earnings Performance	• Below Threshold	• Threshold • (80% of goal)	• Target • (100% of goal)	• Maximum • (120% of goal)
• % of Target Award Earned	• 0	• 50%	• 100%	• 200%

Straight-line interpolation applied to performance/earn-out between threshold and target and between target and maximum

•	50% based on annual TSR results relative to S&P 500

• Relative TSR Performance	• Below 25th %ile	• 25th %ile	• 50th %ile	• 75th %ile
• % of Target Award Earned	• 0	• 50%	• 100%	• 200%

Straight-line interpolation applied to performance/earn-out between 25th and 50th percentiles and between 50th and 75th percentiles

•	December 31 to December 31 to capture market reaction to each year’s results

•	Use 60-day trading average to determine stock price change for TSR calculation

2.	Performance Period. One year of annual cash earning and annual relative TSR performance.

3.

Impact of Termination of Employment. To the extent that performance shares are to be delivered to Executive in connection with or following Executive’s termination of employment, then except as set forth in paragraph 4 below, the number of performance shares delivered to Executive shall be based on actual performance for the performance period covered by each such grant, with such performance shares delivered by March 15th of the calendar year following the end of the applicable performance period or if March 15th is not a business day the closest business day thereto.

4.	Impact of Change of Control. Upon a Change of Control (as defined in Section 2.8 of the CME Group Inc. Amended and Restated Omnibus Stock Plan as in effect on March 31, 2010 (the “Plan”), any outstanding performance shares shall be treated as set forth in Section 10.11 of the Plan.